Exhibit 1

July 23, 2016

Press Release

Ahold and Delhaize Group complete merger after receiving clearance from the U.S. Federal Trade Commission

Zaandam, the Netherlands – Ahold and Delhaize Group have received regulatory clearance for their merger from the United States Federal Trade Commission (FTC). The companies subsequently completed the merger with the signing of the merger deed by Ahold CEO Dick Boer and Delhaize Group CEO Frans Muller today.

Jan Hommen, Ahold Supervisory Board Chairman said: “Today marks the successful completion of this cross-border merger, bringing together two great food retail companies. Ahold Delhaize is ready for a strong start, building on its strong foundation, heritage and complementary businesses.”

Dick Boer, Ahold CEO said: “Completing this merger today is an exciting and historic moment. I would like to thank all associates for their dedication and hard work. With our new leadership team, we look forward to continuing to deliver for our customers and other stakeholders.”

The merger will become effective on Sunday, July 24, 2016 at 00:01 a.m. CET. Ahold Delhaize shares will start trading on Euronext Amsterdam and Euronext Brussels on Monday, July 25 with ticker symbol AD. Ahold Delhaize American Depositary Receipts (ADRs) will trade over-the-counter in the United States and will be quoted on the OTCQX International marketplace.

2016/17

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to trading and quoting of Ahold Delhaize shares and ADRs, the performance of Ahold Delhaize and the merger becoming effective on July 24, 2016. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold’s ability to control or estimate precisely, such as discussed in Ahold’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Koninklijke Ahold N.V. does not assume any obligation to update any public information or forward-looking statements in this release to reflect subsequent events or circumstances, except as may be required by law. Outside the Netherlands, Koninklijke Ahold N.V., being its registered name, presents itself under the name of “Royal Ahold” or simply “Ahold.”

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